Newmark
Knight Frank(Logo)

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Boston, MA 02110
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Officer’s Certificate

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, for which Wells Fargo Bank, National Association, as Master Servicer, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank, as Sub-Servicer, the undersigned, Ronald Steffenino, a Senior Managing Director of Servicing and Asset Management of Berkeley Point Capital LLC d/b/a Newmark Knight Frank, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.	A review of the activities of the Sub-Servicer during the preceding calendar year (or in the case of the first such certification, during the period from the Closing Date to December 31, 2019) (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Sub-Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Dated:  January 31, 2020

Berkeley Point Capital LLC d/b/a

Newmark Knight Frank

/s/ Ronald Steffenino

Ronald Steffenino

Senior Managing Director

Servicing and Asset Management

BPC d/b/a NKF Primary Servicer for Wells Fargo

Newmark
Knight Frank(Logo)

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark Knight Frank as Primary Servicer

COMM 2014-CCRE20	COMM 2015-CCRE24
COMM 2015-CCRE26	GSMS 2015-GC28
GSMS 2015-GC34	COMM 2015-LC23
CGCMT 2016-C1	CFCRE 2016-C3
CFCRE 2016-C4	SGCMS 2016-C5
CFCRE 2016-C6	CFCRE 2017-C8
UBS 2017-C4	UBS 2017-C6
UBS 2018-C10	BBCMS 2018-C2
CGCMT 2018-C6

BPC d/b/a NKF Primary Servicer for Wells Fargo